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CORPORATE OVERVIEW
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PRESS RELEASE
JANUARY 24, 2000

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Investor Contact: Fred M. Schpero
                  or Paul Kopsky, Jr.
                  (314) 444-0715

Media Contact:    David Garino
                  (314) 982-1700

Internet: http://www.conning.com
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CONNING CORPORATION DISCLOSES FILING OF CLASS ACTION COMPLAINT

ST. LOUIS, JANUARY 24, 2000 -- -- Conning Corporation (NASDAQ:CNNG) announced today that it has learned of a complaint purporting to be a shareholder class action that has been filed in the Supreme
Court of the State of New York, naming the Company and Metropolitan Life Insurance Company (MetLife) as co-defendants. The complaint follows the announcement last week of MetLife's proposal to acquire all of the outstanding shares of common stock not already controlled by MetLife for $10.50 per share in cash, subject to certain conditions. MetLife acquired a beneficial interest of approximately 61% of Conning as a result of its January 6, 2000 acquisition of GenAmerica Corporation, Conning's indirect majority owner.

The complaint alleges that MetLife's proposal to acquire the remaining equity interest of Conning fails to offer a fair price to Conning's shareholders and lacks adequate procedural protections. Additionally, the complaint alleges that as a result of MetLife's proposal, the defendants have engaged in acts of self-dealing and breaches of fiduciary duty in connection with the proposed transaction.

The complaint has not yet been served on Conning, however, the Company believes the plaintiff's claims relating to Conning are without merit.

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